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                                                                      Exhibit 99



                                  Press Release



FOR IMMEDIATE RELEASE:

           BLAIR CORPORATION ANNOUNCES THE REPURCHASE OF COMMON STOCK

         January 22, 1999 --- Blair Corporation (AMEX:BL), a Delaware corporation, today announced that, pursuant to an offer received from the trustees of the Estate of John L. Blair, the corporation has repurchased from Mr. Blair's Estate 500,000 shares of the Common Stock of Blair Corporation. The negotiated purchase price of all shares repurchased did not exceed the market price of the corporation's stock on the date of the transaction. The corporation has also announced that it intends to repurchase from Mr. Blair's Estate approximately 100,000 additional shares of the Common Stock of Blair Corporation in March, 1999.

         In addition to the shares repurchased from Mr. Blair's Estate, Blair Corporation has, from the fourth quarter of 1996 to the present, repurchased on the open market 544,739 shares of its Common Stock. Including the 500,000 shares repurchased from Mr. Blair's Estate noted above, Blair Corporation has 8,407,343 shares outstanding and 1,668,097 shares in treasury. Blair Corporation, based in Warren, Pennsylvania, is a national catalog and direct mail marketer of womenswear, menswear and home products.

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